                                                                      Exhibit 11
MOUNTBATTEN, INC.

Primary Net Income Per Share

                                                 Six months ended June 30,
                                                1996                   1995
                                                ----                   ----
Net Income available to
Common Shareholders                            $549,310              $242,539
                                             ==========            ==========
Weighted Average Shares:
   Common shares                              2,528,530             2,528,530
   Common share equivalents
   applicable to preferred stock                  0                     0
   Common share equivalents
   applicable to stock options                  110,065                47,880
                                             ----------            ----------
Total                                         2,638,595             2,576,410
                                             ==========            ==========

Primary Net Income per Share                 $     0.21            $     0.09
                                             ==========            ==========

Fully Diluted Net Income Per Share

Net Income available to
Common Shareholders                            $549,310              $242,539
                                             ==========            ==========
Weighted Average Shares:
   Common shares                              2,528,530             2,528,530
   Common share equivalents
   applicable to preferred stock                  0                     0
   Common share equivalents
   applicable to stock options                  126,210                47,880
                                             ----------            ----------
Total                                         2,654,740             2,576,410
                                             ==========            ==========

Fully Diluted Net Income per Share           $     0.21            $     0.09
                                             ==========            ==========

MOUNTBATTEN, INC.
COMPUTATION OF NET INCOME PER SHARE (UNAUDITED)

Primary Net Income Per Share

                                                Three months ended June 30,
                                                1996                  1995
                                                ----                  ----
Net Income available to
Common Shareholders                            $301,193              $169,427
                                             ==========            ==========
Weighted Average Shares:
   Common shares                              2,528,530             2,528,530
   Common share equivalents
   applicable to stock options                  145,054                47,880
                                             ----------            ----------
Total                                         2,673,584             2,576,410
                                             ==========            ==========

Primary Net Income per Share                 $     0.11            $     0.07
                                             ==========            ==========
Fully Diluted Net Income Per Share

Net Income available to
Common Shareholders                            $301,193              $169,427
                                             ==========            ==========
Weighted Average Shares:
   Common shares                              2,528,530             2,528,530
   Common share equivalents
   applicable to stock options                  140,317                47,880
                                             ----------            ----------
Total                                         2,668,847             2,576,410
                                             ==========            ==========

Fully Diluted Net Income per Share           $     0.11            $     0.07
                                             ==========            ==========